Exhibit 1.01

CONFLICT MINERALS REPORT OF BLOUNT INTERNATIONAL, INC.
This Conflict Minerals Report for the year ended December 31, 2014, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Act”). For the purpose of the required Reasonable Country of Origin Inquiry (“RCOI”), Blount International, Inc. (hereinafter “Blount” or “Company”) continued to receive supply chain responses through May 29, 2015.

This Conflict Minerals Report was not subject to an independent private sector audit, as allowed where registrant’s products are “Democratic Republic of the Congo (“DRC”) conflict undeterminable.”

1.	INTRODUCTION-COMPANY AND PRODUCT OVERVIEW
Blount designs, manufactures, and markets replacement parts and equipment for consumers and professionals in select global end-markets, including forestry, lawn, and garden (“FLAG”); farm, ranch, and agriculture (“FRAG”); and concrete cutting and finishing (“CCF”).
The FLAG division offering includes saw chain, bars, sprockets, lawnmower and edger blades, whole goods, and a range of outdoor replacement parts and accessories for professionals, consumers, and original equipment manufacturers (“OEMs”). These products are offered under the brand names Oregon®, Carlton®, and KOX®, among others.
The FRAG division offering includes tractor attachments, whole goods and a wide range of aftermarket replacement parts for small farmers and rural homeowners. These products are offered under the brand names Woods®, SpeeCo®, and TISCO®, among others.
The CCF division offering includes diamond cutting chain and concrete-cutting chain saws for the construction and utility industries, as well as Pentruder high-performance concrete cutting systems. These products are offered under the brand names ICS® and Pentruder®.

2.	DUE DILIGENCE DESIGN
Blount designed its due diligence measures relating to conflict minerals to conform, in all material respects, the applicable criteria set forth in the Organisation for Economic Co-operation and Development Due Diligence (“OECD”) Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on tantalum, tin, tungsten, and gold (collectively, “OECD Guidance”).

3.	DUE DILIGENCE DESIGN EXECUTION
The following are key measures taken to execute Blount’s due diligence efforts in accordance to the OECD Guidance five-step framework:

Step 1: Establish Strong Company Management Systems

•	Blount adopted a Conflict Minerals Policy (“Policy”) which is posted to a publicly available Internet site at
http://www.blount.com under “Investor Relations” and “Corporate Governance.”

•	Key personnel within Supply Chain (Analytics and Procurement) were identified to provide material and product data, supplier contact information as well as supplier engagement support.

•
3E Supply Chain Solutions (“3E”) was selected to maintain a database of Blount’s suppliers and products to facilitate supply chain inquiries and control of due diligence documentation. To improve supplier engagement and awareness, Blount leveraged 3E’s supplier engagement program to assist suppliers in understanding the conflict minerals requirements, importance of timely and comprehensive responses and due diligence expectations. 3E provided each supplier an introductory cover letter from Blount’s Senior Vice President of Supply Chain and a copy of the Conflict Minerals Reporting Template (“CMRT”) developed by the Electronic Industry Citizenship Coalition® (“EICC®”) and the Global e-Sustainability Initiative (“GeSI”).

Step 2: Identify and Assess Risks in the Supply Chain
Blount’s Supply Chain department coordinated with its various business units to determine whether any of Blount’s products contain tin, tantalum, tungsten and or gold (“3TG”), and if so, to conduct an RCOI. Blount analyzed its products and found that 3TG can be found in certain types of products including, but not limited to, electrical components, engines, blades, replacement parts and other direct materials (“3TG Products”). Therefore, certain products Blount manufactures or distributes to its markets are subject to the reporting obligations of Rule 13p-1 of the Act.

Step 3: Design and Implement a Strategy to Respond to the Identified Risks

•	Blount’s Conflict Minerals Policy provides guidance to address identified risks as well as due diligence measures to manage and monitor efforts.

•
Smelter or refiner (collectively, “Smelter”) information provided by suppliers were compared against published sources such as Smelters confirmed to be compliant with the Conflict-Free Smelter Program (“CFSP”) or other recognized Smelter certification program lists.  Information collected in the survey served as the basis for determining Blount’s conflict minerals reporting status.

•	Suppliers were required to provide information regarding 3TG use and Smelter names consistent with the CMRT. The use of the CMRT was essential to standardize and consolidate data collection efforts.

•
Supplier responses were reviewed against criteria developed to determine if further engagement was required. Criteria included, but not limited to, untimely or incomplete responses as well as inconsistencies within the data reported in the CMRT.

•
Together with 3E, Blount implemented a color-coded risk assessment to prioritize additional inquiries and risk mitigation efforts: (i) Red-high risk (Smelter not conflict free or no response); (ii) Yellow-medium risk (3TG and or source unknown); and (iii) Green-conflict free or no 3TG.

•	At least three attempts were made to contact non-responsive suppliers. Communication attempts included a minimum of two electronic and one person-to-person inquiry.

Step 4: Carry out an Independent Third-Party Audit of Due Diligence Measures
Blount does not have direct relationships with 3TG Smelters; therefore, it relies on industry resources such as the Conflict-Free Sourcing Initiative (“CFSI”) to continue to provide readily available information related to conflict-free Smelters, participate in audits and encourage conflict-free certifications.

Step 5: Report on Supply Chain Due Diligence
Blount has compiled the results of its due diligence efforts and filed this Conflict Minerals Report in accordance to reporting obligations of Rule 13p-1 of the Act. The Specialized Disclosure Report or Form SD and Exhibit(s) may be found at: http://www.blount.com under “Investor Relations” and “SEC Filings” and the SEC’s EDGAR database at http://www.sec.gov.

4.	RCOI CONCLUSION AND FINDINGS
Supplier Engagement Responses
Of the 174 suppliers surveyed, which represented 18,698 products, 49% did not respond after three attempts; 45% indicated 3TG is not used in Blount’s products or are conflict free; and 6% were uncertain. Despite repeated attempts to solicit feedback via email and phone calls, Blount was unable to determine the origin and or identify the 3TG sources used in some of its electrical components, engines, blades, replacement parts and other direct materials. Due to the inability to complete RCOI efforts across all suppliers, Blount has concluded its supply chain remains “DRC conflict undeterminable.”

Smelter Disclosure
Based upon Blount’s due diligence measures described in this Conflict Minerals Report, 38 Smelters were identified as processing 3TG. Of those Smelters, 15 were in the process of seeking certification or Blount was unable to determine conflict-free status against published sources such as the CFSP. The below table lists the Smelters disclosed by suppliers including, location of Smelter by country; CFSI audit status; and metal(s) processed:

Smelter Name	Country	CFSI Audit Status	Metal
Argor-Heraeus SA	CHE	Compliant	Gold
CCR Refinery - Glencore Canada Corporation	CAN	Compliant	Gold
Chenzhou Diamond Tungsten Products Co., Ltd.	CHN	Compliant	Tungsten
Chongyi Zhangyuan Tungsten Co., Ltd.	CHN	In Progress And Active	Tungsten
Cooper Santa	BRA	Compliant	Tin
EM Vinto	BOL	Compliant	Tin
Fujian Jinxin Tungsten Co., Ltd.	CHN	Compliant	Tungsten
Ganzhou Huaxing Tungsten Products Co., Ltd.	CHN	Compliant	Tungsten
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHN	In Progress And Active	Tungsten
Global Tungsten & Powders Corp.	USA	Compliant	Tungsten
Guangdong Xianglu Tungsten Co., Ltd.	CHN	In Progress And Active	Tungsten
H.C. Starck GmbH	DEU	Inactive Listing*	Tungsten
Hunan Chenzhou Mining Group Co., Ltd.	CHN	In Progress And Active	Tungsten
Jiujiang Tanbre Co., Ltd.	CHN	Compliant	Tantalum
Kennametal Fallon	USA	In Progress	Tungsten
Kennametal Huntsville	USA	In Progress	Tungsten
Malaysia Smelting Corporation (MSC)	MYS	Compliant	Tin
Materion	USA	Compliant	Gold
Metallo Chimique	BEL	Inactive Listing*	Tin
Mineração Taboca S.A.	BRA	Compliant	Tin
Minsur	PER	Compliant	Tin
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VNM	Active	Tungsten
Ohio Precious Metals, LLC	USA	Compliant	Gold
Operaciones Metalurgical S.A.	BOL	Compliant	Tin
PT Timah (Persero), Tbk Muntok	IDN	Compliant	Tin
Royal Canadian Mint	CAN	Compliant	Gold
Tejing (Vietnam) Tungsten Co., Ltd.	VNM	In Progress	Tungsten
Telex Metals	USA	Compliant	Tantalum
Thaisarco	THA	Compliant	Tin
Wolfram Bergbau und Hütten AG	AUT	Compliant	Tungsten
Xiamen Tungsten Co., Ltd.	CHN	Compliant	Tungsten
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHN	Inactive Listing*	Tin
Yunnan Tin Group (Holding) Company Limited	CHN	Compliant	Tin
Zhuzhou Cement Carbide	CHN	Compliant	Tantalum
Thaisarco	TZA	Undeterminable	Tin
PT Timah (Persero), Tbk	CHN	Undeterminable	Tin
China Steel Corporation	TWN	Undeterminable	Gold, Tantalum, Tin, Tungsten
*Inactive Listing-Smelter previously listed as CFSI compliant. Inactive status was due to change in Smelter name.

5.	FUTURE RISK MITIGATION EFFORTS
Risk Mitigation Efforts Completed After December 31, 2014
Since the end of the Conflict Minerals Report for the year ended December 31, 2014, Blount has completed the following additional steps to mitigate the risk that 3TG Products benefited armed groups:

•
Adopted a Conflict Minerals Policy (“Policy”) that was communicated internally to relevant personnel and posted to a publicly available Internet site at http://www.blount.com under “Investor Relations” and “Corporate Governance.”

•
Enhanced the system of record to collect data and provide outreach support to assess and identify risks as well as inform suppliers of reporting requirements. Blount’s investment in 3E allowed its supplier’s access to live and recorded conflict minerals training as well as other conflict minerals information through an online conflict minerals resource page. Suppliers were also provided access to 3E’s 24/7/365 multi-lingual support center to answer questions on an as-needed basis, including what conflict minerals information is required and how to provide it.

Risk Mitigation Efforts for 2015 Reporting Year
As part of continued efforts to mitigate the risk that 3TG Products benefited armed groups, Blount will implement the following:

•	Continue evaluation of in-scope suppliers to ensure RCOI is current and reflects up-to-date 3TG Products.

•	Update of Blount’s Supplier Code of Conduct to include disclosure requirements for compliance efforts including, but not limited to, conflict minerals.

•	Follow-up communication with existing and new suppliers of Blount’s Conflict Minerals Policy to ensure there is an understanding of requirements and annual disclosure expectations.

•	Engage with suppliers who failed to respond after repeated attempts to understand why 2014 solicitations were ignored.